Exhibit 99.2

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the Registration Statement of Noble Energy, Inc. on Form S-4 and in the Proxy Statement/Prospectus of Noble Energy, Inc., which is part of the Registration Statement, of our opinion dated May 10, 2015, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Rosetta’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Rosetta Board of Directors’ Recommendation and Its Reasons for the Merger”, “The Merger—Opinion of Rosetta’s Financial Advisor” and “The Merger—Certain Unaudited Financial and Operating Forecasts”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Harris
Name: Michael Harris Title: Executive Director

New York, New York

May 29, 2015